EXHIBIT 21

SUBSIDIARIES

OF

HANSEN NATURAL CORPORATION

Hansen Beverage Company

Monster LDA Company

Hansen Junior Juice Company

Blue Sky Natural Beverage Co.

Monster Energy UK Limited